SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      POTOMAC FUNDS

Address of Principal Business Office:

                           550 Mamaroneck Avenue
                           Harrison, New York 10528

Telephone Number: (914) 381-6300

Name and address of Agent for service of process:

                           Thomas A. Mulrooney
                           550 Mamaroneck Avenue
                           Harrison, New York 10528

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  / X /        NO  /    /

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Harrison and State of New York on the 6th day of June, 1997.


                                            Potomac Funds


                                            By: /s/ Lawrence Rafferty
                                                --------------------------
                                                    Lawrence Rafferty
                                                    President



Attest: /s/ Timothy P. Hagan
        ------------------------
            Timothy P. Hagan
            Treasurer






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